UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2007

ORANGE 21 INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51071	33-0580186
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Las Palmas Drive

Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 804-8420

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 26, 2007, Spy Optic, Inc. (“Spy”), a subsidiary of Orange 21 Inc., entered into a Loan and Security Agreement (the “Agreement”) with BFI Business Finance (“Lender”), pursuant to which, upon Spy’s request, Lender will loan up to the lesser of (i) $5,000,000 or (ii) the Borrowing Base to Spy. The “Borrowing Base” is defined as (i) 80% of the gross face amount of Spy’s eligible accounts receivable, plus (ii) 15% of the current market cost of raw materials and finished goods that constitute Spy’s eligible inventory, not to exceed $1,000,000. Spy’s obligations under the Agreement are guarantied by Orange 21 Inc. pursuant to the General Continuing Guaranty executed by Orange 21 Inc. in favor of Lender on February 26, 2007 (the “Guaranty”).

Loans extended pursuant to the Agreement will bear interest at a rate per annum of 2.5% above the higher of (i) the prime rate as reported in the western edition of the Wall Street Journal from time to time or (ii) 8%. Upon the occurrence and during the continuance of an event of default (as defined below) the interest rate on amounts outstanding under the Agreement will be increased three percentage points above the interest rate in effect immediately prior to such event of default. Interest will be payable monthly in arrears and Spy is required to pay at least $2,000 a month in interest regardless of the amounts outstanding under the Agreement at any particular time.

Spy has granted Lender a security interest in all of its assets as security for its obligations under the Agreement, except for its copyrights, patents, trademarks, servicemarks and related applications. Spy has also established a bank account in Lender’s name into which collections on accounts receivable and other collateral are deposited (the “Collateral Account”). Pursuant to the deposit control account agreement between Spy and Lender with respect to the Collateral Account, Lender is entitled to sweep all amounts deposited into the Collateral Account and apply the funds to outstanding obligations under the Agreement; provided that Lender is required to distribute to Spy any amounts remaining after payment of all amounts due under the Agreement. To secure its obligations under the Guaranty, Orange 21 Inc. has agreed to grant Lender, within 30 days of the date of the Agreement, a blanket security interest in all of its assets, except for its stock in Spy, which it has covenanted not to pledge to any other person or entity.

The Agreement imposes certain covenants on Spy, including covenants requiring Spy to (i) deliver financial statements and inventory and accounts payable reports to Lender; (ii) maintain certain minimum levels of insurance; (iii) make required payments under all leases; (iv) refrain from incurring additional debt in excess of $100,000; (v) maintain its corporate name, structure and existence; (vi) refrain from paying dividends; (vii) notify Lender in advance of relocating its premises; and (viii) refrain from substantially changing its management or business.

The Agreement has an initial term of 12 months (the “Basic Term”) and thereafter shall automatically renew for successive 12 months periods (each a “Renewal Term”) so long as neither Spy nor Lender delivers written notice of its intention to terminate the Agreement. During any Renewal Term, the Agreement may be terminated by either party on at least 30 days prior written notice to the other party. If Lender delivers notice that it intends to terminate the Agreement, other than in connection with an event of default, Spy may request that the Agreement remain in effect for an additional 60 days beyond the intended termination date for Spy to obtain replacement financing. If the Agreement is terminated by Lender as the result of an Event of Default, Spy is required to pay a prepayment fee equal to the minimum applicable monthly interest payment multiplied by the number of months remaining in the applicable Basic Term or Renewal Term at the time of such termination.

The term “Event of Default” is defined under the Agreement to include, among other things: a payment default; a material failure to perform Spy’s other obligations under the Agreement; a material adverse change in Spy’s business or the Lender’s security interest or prospect of repayment; insolvency; certain defaults under agreements with third parties; misrepresentations; unsatisfied judgments against Spy and termination of any guaranties. Upon the occurrence and continuance of an Event of Default, Lender may, without notice or demand, declare all obligations under the Agreement immediately due and payable and proceed against the collateral, among other rights and remedies.

Spy received a loan in the amount of $650,000 upon the execution of the Agreement (the “Initial Loan”). The proceeds of the Initial Loan were used to fully collateralize Comerica Bank for the letter of credit issued by Comerica on behalf of Orange 21 Inc. and LEM S.r.l. to San Paolo IMI in the amount of 1.2 million Euro.

The foregoing descriptions of the Agreement and the Guaranty are qualified in their entirety by reference to the Agreement and Guaranty filed as Exhibits 10.39 and 10.40 to this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
10.39	Loan and Security Agreement entered February 26, 2007 by and between Spy Optic, Inc. and BFI Business Finance.

10.40	General Continuing Guaranty entered February 26, 2007 by and between Orange 21 Inc. and BFI Business Finance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 2, 2007	ORANGE 21 INC.

	By:	/s/ Jerry Collazo
Jerry Collazo
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.39	Loan and Security Agreement entered February 26, 2007 by and between Spy Optic, Inc. and BFI Business Finance.

10.40	General Continuing Guaranty entered February 26, 2007 by and between Orange 21 Inc. and BFI Business Finance.